UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

April 22, 2015
_________________________________

VERISK ANALYTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34480 (Commission File Number)	26-2994223 (IRS Employer Identification No.)

545 Washington Boulevard Jersey City, New Jersey 07310 (Address of principal executive offices and zip code)

(201) 469-2000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement

On April 22, 2015, Verisk Analytics, Inc. (the “Company”), as borrower, entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and the lenders and agents party thereto.

The Credit Agreement will become effective upon the satisfaction of various conditions, including the issuance of a minimum amount of equity by a certain date, and is intended to partially fund the acquisition (the “Acquisition”) of Wood Mackenzie Limited. The credit facility may also be used for general corporate purposes, including working capital needs and capital expenditures, acquisitions and share repurchase programs. Upon effectiveness, the Credit Agreement will replace the Company’s existing credit facility and increase the total revolving credit facility from $990,000,000 to $1,750,000,000, extend the maturity date to 2020, increase the maximum consolidated funded debt leverage ratio during the four-quarter period following the Acquisition, modify certain guaranty requirements, covenants, representations and warranties and add an additional leverage-based pricing level to the applicable rate and the corresponding pricing grid. All borrowings under the credit facility will continue to remain unsecured.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is annexed as Exhibit 10.1 and is incorporated by reference in its entirety.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits
Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement dated April 22, 2015 among Verisk Analytics, Inc., as borrower, and the lenders and agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.
Date:	April 24, 2015	By:	/s/ Kenneth E. Thompson
			Name:	Kenneth E. Thompson
			Title:	Executive Vice President, General Counsel and Corporate Secretary